SULLIVAN & WORCESTER LLP
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                                                    August 15, 2003

Touchstone Strategic Trust
221 East Fourth Street
Suite 300
Cincinnati, Ohio 45202

Ladies and Gentlemen:

     We have been requested by Touchstone Strategic Trust, a Massachusetts business trust with transferable shares (the "Trust") established under an Agreement and Declaration of Trust dated November 18, 1982, as amended (the "Declaration"), for our opinion with respect to certain matters relating to the Touchstone Large Cap Growth Fund (the "Acquiring Fund"), a series of the Trust. We understand that the Trust is about to file an amendment to its Registration Statement on Form N-14 (File No. 333-106816) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of Navellier Large Cap Growth Portfolio, a series of The Navellier Millennium Funds (the "Acquired Fund"), in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all valid liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which was included in the Form N-14 Registration Statement (the "Plan").

     We have, as special counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust's Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

     Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on September 19, 2003 it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust's Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities. We note, however, that under certain circumstances, shareholders of the Trust may be held personally liable for its obligations.

Touchstone Strategic Trust
August 15, 2003
Page 2

     We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14 and to the reference to our firm under the caption "Legal Matters" in the Prospectus/Proxy Statement filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

                                             Very truly yours,

                                             /s/ SULLIVAN & WORCESTER LLP
                                             ------------------------------
                                             SULLIVAN & WORCESTER LLP